Exhibit 1

SCHEDULE A

The name, business address, title, present principal occupation or employment of each of the directors and executive officers of Onex Corporation, Onex Partners V GP Limited and Onex Partners Canadian GP Inc. are set forth below. If no business address is given, the director’s or executive officer’s business address is 161 Bay Street, Toronto, ON M5J 2S1, Canada.

Onex Corporation

Name	Principal Occupation/Title	Citizenship
Gerald W. Schwartz	Chairman of the Board, Director	Canada
Robert M. LeBlanc	Chief Executive Officer and President, Director	United States of America
Ewout R. Heersink	Vice Chair, Director	Canada
Lisa Carnoy	Director	United States of America
Mitchell Goldhar	Director	Canada
Sarabjit S. Marwah	Director	Canada
J. Robert S. Prichard	Director	Canada
Heather M. Reisman	Director	Canada
Robert Shanfield	Director	United States of America
Sara Wechter	Director	United States of America
Beth A. Wilkinson	Director	United States of America
Anthony Munk	Vice Chair	Canada
Christopher A. Govan	Chief Financial Officer	Canada
David Copeland	Managing Director – Taxation	Canada
Colin Sam	Managing Director – General Counsel and Corporate Secretary	Canada
Martin Mailloux	Managing Director – Finance	Canada

Onex Partners Canadian GP Inc.

Name	Principal Occupation/Title	Citizenship
David Copeland	Vice President, Director	Canada
Colin Sam	Vice President and Secretary, Director	Canada
Christopher A. Govan	President	Canada
Ewout R. Heersink	Vice President	Canada

Onex Partners V GP Limited

Name	Principal Occupation/Title	Citizenship
David Copeland	Director	Canada
Amir Motamedi	Director	Canada